CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of SCM Trust and to the use of our report dated March 1, 2021 on the financial statements and financial highlights of ICON Consumer Select Fund, ICON Equity Fund, ICON Equity Income Fund, ICON Flexible Bond Fund, ICON Health and Information Technology Fund, ICON Natural Resources and Infrastructure Fund, ICON Utilities and Income Fund, Shelton Emerging Markets Fund, Shelton International Select Equity Fund and Shelton Tactical Credit Fund, each a series of shares of beneficial interest of the SCM Trust. Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders which are incorporated by reference in the Registration Statement and Prospectus.

/s/ Tait, Weller & Baker LLP

Philadelphia, Pennsylvania

March 31, 2022